150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20120226055-05
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 03/30/2012 11:30 AM
	Entity Number E0545322007-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Pershing Gold Corporation (f/k/a Sagebrush Gold Ltd.)

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series D Preferred Stock, $0.0001 per share.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 1 of the Certificate of Designation is amended in its entirety to read as follows:

"Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue six million (6,000,000) shares of 9.0% Series D Cumulative Convertible Preferred Stock, par value $0.0001 per share (the "Series D Preferred Stock")."

5. Effective date of filing: (optional) March 30, 2012

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.